Exhibit 15
                                                                   ----------

Reading & Bates Corporation


      We are aware that Reading & Bates Corporation has incorporated by reference in its Registration Statements No. 33-44237, No. 33-50828 , No. 33-50565, 33-56029 and 33-62727 its Form 10-Q for the quarter ended March 31, 1997, which includes our report dated April 14, 1997 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


Arthur Andersen LLP

Houston, Texas
April 22, 1997